For Immediate Release

Builders FirstSource Reports First Quarter 2024 Results and Reaffirms 2024 Guidance

May 07, 2024 (Irving, TX) – Builders FirstSource, Inc. (NYSE: BLDR) today reported its results for the first quarter ended March 31, 2024.

First Quarter 2024 Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

•
Net sales were $3.9 billion, a 0.2% increase, with core organic sales essentially flat, in line with expectations, and growth from acquisitions partially offset by commodity deflation.
•
Gross profit margin percentage decreased 190 basis points to 33.4%, primarily driven by a timing shift in product mix toward lower-margin, early stage homebuilding products, as well as margin normalization, particularly in Multi-Family.
•
Net income decreased 22.5% to $258.8 million, or $2.10 per diluted share compared to $2.41 in the prior year period. Net income per diluted share declined 12.9%.
•
Adjusted EBITDA decreased 14.4% to $540.9 million, primarily driven by lower gross profit and higher operating expenses due to acquisitions.
•
Adjusted EBITDA margin declined by 240 basis points to 13.9%. The Adjusted EBITDA margin has remained in the mid-teens or better for 12 consecutive quarters.
•
Cash provided by operating activities was $317.2 million, down $337.2 million compared to the prior year period, while free cash flow was $227.6 million, down $326.9 million compared to the prior year period.
•
Repurchased 0.1 million shares of common stock at an average price of $202.67 for $19.6 million, inclusive of applicable fees and taxes.

“Our resilient first quarter results reflect our differentiated product portfolio and scale, our team members' consistent focus on executing our strategic priorities, and our operational efficiency initiatives,” commented Dave Rush, CEO of Builders FirstSource. “As we expected, a weakening Multi-Family market and higher mortgage rates driving affordability challenges were headwinds to start the year. Despite these macro challenges, we are building on our successes and driving growth through our value-added products portfolio and industry-leading digital platform. We are committed to advancing innovation and delivering exceptional customer service as a trusted and preferred partner to our customers.”

Peter Jackson, CFO of Builders FirstSource, added, “Our first quarter results demonstrate the effectiveness of our strategy and operating model amid a measured start to the year. We are maintaining our fortress balance sheet and prudently deploying capital to the highest return opportunities, which included acquisitions and share repurchases during the first quarter. Our $1 billion senior notes offering priced in February strengthens our financial flexibility to grow organically and remain acquisitive. We are leveraging our sustainable competitive advantages and strong financial position to drive future growth and value creation for our customers and shareholders.”

First Quarter 2024 Financial Performance Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

Net Sales

•
Net sales of $3.9 billion, a 0.2% increase driven by growth from acquisitions of 1.9%, partially offset by commodity deflation of 1.7%.
•
Core organic net sales were flat with the prior year. Single-Family increased 4.3%, while Multi-Family declined 13.4%, and Repair and Remodel (“R&R”)/Other declined 4.7%. On a weighted basis, the increase in Single-Family raised net sales by 2.9%, while the decreases in Multi-Family and R&R/Other lowered sales by 2.1% and 0.8%, respectively.

Gross Profit

•
Gross profit was $1.3 billion, a decrease of 5.2% compared to the prior year period. The gross profit margin percentage decrease of 190 basis points to 33.4% was primarily driven by a timing shift in product mix toward lower-margin, early stage homebuilding products, as well as margin normalization, particularly in Multi-Family.

Selling, General and Administrative Expenses

•
SG&A was $926.3 million, an increase of $22.0 million, or 2.4%, primarily driven by additional expenses from operations acquired within the last twelve months. As a percentage of net sales, total SG&A increased by 50 basis points to 23.8%.

Interest Expense

•
Interest expense increased $6.2 million to $48.3 million, primarily due to higher debt balances with the issuance of the 2034 notes.

Income Tax Expense

•
Income tax expense was $66.5 million, compared to $91.3 million in the prior year period, primarily driven by a decrease in income before income tax. The effective tax rate in the first quarter decreased 110 basis points year-over-year to 20.4%, primarily driven by a stock-based compensation windfall benefit, partially offset by permanent and other differences.

Net Income

•
Net income was $258.8 million, or $2.10 earnings per diluted share, compared to net income of $333.8 million, or $2.41 earnings per diluted share, in the same period a year ago. The 22.5% decrease in net income was primarily driven by lower gross profit and higher operating expenses, largely due to acquisitions, partially offset by lower income tax expense.

Adjusted Net Income

•
Adjusted net income was $327.4 million, a decrease of 20.2%, primarily driven by lower gross profit and higher operating expenses due to acquisitions.

Adjusted Earnings Per Diluted Share

•
Adjusted earnings per diluted share was $2.65, compared to $2.96 adjusted earnings per diluted share in the same period a year ago. The 10.5% decrease was primarily driven by lower adjusted net income, partially offset by share repurchases.

Adjusted EBITDA

•
Adjusted EBITDA decreased 14.4% to $540.9 million, primarily driven by lower gross profit and higher operating expenses due to acquisitions.
•
Adjusted EBITDA margin declined by 240 basis points from the prior year period to 13.9%, primarily due to lower gross profit margins and higher operating expenses due to acquisitions.

Capital Structure, Leverage, and Liquidity Information

•
For the three months ended March 31, 2024, cash provided by operating activities was $317.2 million, and cash used in investing activities was $151.0 million. The Company's free cash flow was $227.6 million, compared to $554.5 million in the prior year period due to lower net income and an increase in net working capital.
•
Liquidity as of March 31, 2024, was approximately $2.4 billion, consisting of $1.7 billion in net borrowing availability under the revolving credit facility and $0.7 billion of cash on hand.
•
As of March 31, 2024, LTM Adjusted EBITDA was $2.8 billion and net debt was $3.0 billion, resulting in the net debt to LTM Adjusted EBITDA ratio increasing to 1.1x, compared to 0.8x in the prior year period.
•
In February 2024, the Company completed the issuance of $1.0 billion aggregate principal amount of its 6.375% senior notes due 2034 at an issue price of 100.0%. Net proceeds from the offering were used to repay indebtedness outstanding under the Company’s senior secured ABL facility and for general corporate purposes.
•
In the first quarter, the Company repurchased 0.1 million shares of its common stock at an average price of $202.67 per share for $19.6 million, inclusive of applicable fees and taxes.
•
The Company has approximately $980 million remaining in its share repurchase authorization.
•
Since the inception of its buyback program in August 2021, the Company has repurchased 87.2 million shares of its common stock, or 42.2% of its total shares outstanding, at an average price of $70.42 per share for a total cost of $6.1 billion. As of March 31, 2024, shares outstanding were approximately 122.0 million.

Operational Excellence Productivity

•
For the first quarter, the Company delivered approximately $40 million in productivity savings related to operations excellence and supply chain initiatives.
•
The Company expects to deliver $90 million to $110 million in productivity savings in 2024.

2024 Full Year Total Company Outlook

For 2024, the Company expects to achieve the financial performance highlighted below. Projected Net Sales and Adjusted EBITDA include the expected impact of price, commodities, and margins for 2024.

•
Net Sales to be in a range of $17.5 billion to $18.5 billion.
•
Gross Profit margin to be in a range of 30% to 33%.
•
Adjusted EBITDA to be in a range of $2.4 billion to $2.8 billion.

•
Adjusted EBITDA margin to be in a range of 14.0% to 15.0%.
•
Free cash flow in the range of $1.0 billion to $1.2 billion, assuming average commodity prices in the range of $400 to $440 per thousand board feet (mbf).

2024 Full Year Assumptions

The Company’s anticipated 2024 performance is based on several assumptions for the full year, including the following:

•
Within the Company’s geographies, Single-Family starts are projected to be up mid-single digits, Multi-Family starts down 20% to 30%, and R&R up low single digits.
•
Acquisitions completed within the last twelve months are projected to add net sales growth of 1% to 1.5%.
•
Total capital expenditures in the range of $400 million to $500 million.
•
Average commodity prices in the range of $400 to $440 per thousand board feet (mbf).
•
Interest expense in the range of $205 million to $215 million.
•
An effective tax rate of 23.0% to 25.0%.
•
Depreciation and amortization expenses in the range of $525 million to $575 million.
•
Two more selling days in 2024 versus 2023.

Conference Call

Builders FirstSource will host a conference call and webcast on Wednesday, May 07, 2024, to discuss the Company’s financial results and other business matters. The teleconference will begin at 8:00 a.m. Central Time and will be hosted by Dave Rush, Chief Executive Officer, and Peter Jackson, Chief Financial Officer.

To participate in the teleconference, please dial into the call a few minutes before the start time at 800-274-8461 (U.S. and Canada) or 203-518-9814 (international), Conference ID: BLDRQ124. A replay of the call will be available at 12:00 p.m. Central Time through Tuesday, May 14, 2024. To access the replay, please dial 800-934-8293 (U.S. and Canada) or 402-220-6992 (international). The live webcast and archived replay can also be accessed on the Company's investor relations website at investors.bldr.com under the Events and Presentations section. The online archive of the webcast will be available for approximately 90 days.

Upcoming Events

Management will participate in investor meetings at the Oppenheimer Industrial Growth Conference virtually on Thursday, May 9, 2024, and at the Bank of America Housing Symposium in New York City on Tuesday, June 4, 2024.

About Builders FirstSource

Headquartered in Irving, Texas, Builders FirstSource is the largest U.S. supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery, and installation of a full range of structural and related building products. We operate in 43 states with approximately 570 locations and have a market presence in 48 of the top 50 and 90 of the top 100 MSAs, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution and manufacturing facilities (some of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork, and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other specialty building products. www.bldr.com

Forward-Looking Statements

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, synergies, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results or events may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource on the date this release was submitted. Builders FirstSource undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control or may be currently unknown to the Company, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements; such risks or uncertainties include those related to the Company’s growth strategies, including acquisitions, organic growth and digital strategies, or the dependence of the Company’s revenues and operating results on, among other things, the homebuilding industry and, to a lesser extent, repair and remodel activity, which in each case is dependent on economic conditions, including inflation, interest rates, consumer confidence, labor and supply shortages, and also lumber and other commodity prices. Builders FirstSource may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and may also be described from time to time in the other reports Builders FirstSource files with the SEC. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Non-GAAP Financial Measures

The financial measures entitled Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, diluted Adjusted net income per share, Adjusted SG&A, Adjusted SG&A as a percent of sales, and Free cash flow are not financial measures recognized under GAAP and are therefore non-GAAP financial measures. The Company believes that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

Adjusted EBITDA is defined as GAAP net income before depreciation and amortization expense, interest expense, net, income tax expense and other non-cash or special items including stock compensation expense, acquisition and related expense, technology implementation expense, debt issuance and refinancing costs, severance and gain on sale of assets and other one-time costs. LTM Adjusted EBITDA is defined as Adjusted EBITDA for the last twelve consecutive months. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales. Adjusted net income is defined as GAAP net income before non-cash or special items including acquisition and related expense, technology implementation expense, debt issuance and refinancing cost and amortization expense offset by the tax effect of those adjustments to net income. Adjusted net income per diluted share is defined as Adjusted net income divided by weighted average diluted common shares outstanding. Adjusted SG&A is defined as GAAP SG&A expense before non-cash or special items including acquisition and related expense, depreciation and amortization expense, and stock compensation expense. Adjusted SG&A as a percent of sales is defined as Adjusted SG&A divided by net sales. Free cash flow is defined as GAAP net cash from operating activities less capital expenditures, net of proceeds from the sale of property, plant and equipment.

Company management uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and diluted Adjusted net income per share as supplemental measures in its evaluation of the Company’s business, including for trend analysis, purposes of determining management incentive compensation and budgeting and planning purposes. Company management believes that these measures provide a meaningful measure of the Company’s performance and a better baseline for comparing financial performance across periods because these measures eliminate the effects of period to period changes, in the case of Adjusted EBITDA and Adjusted EBITDA margin, in taxes, costs associated with capital investments, interest expense, stock compensation expense, and other non-cash and non-recurring items and, in the case of Adjusted net income and Adjusted net income per diluted share, in certain non-recurring items. Company management also uses free cash flow as a supplemental measure in its evaluation of the Company’s business, including for purposes of its internal liquidity assessments. Company management believes that free cash flow provides a meaningful evaluation of the Company’s liquidity.

The Company believes that these non-GAAP financial measures provide additional tools for investors to use in evaluating ongoing operating results, cash flows and trends and in comparing the Company’s financial measures with other companies in the Company’s industry, which may present similar non-GAAP financial measures to investors. However, the Company’s calculations of these financial measures are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider these financial measures in isolation or as alternatives to financial measures determined in accordance with GAAP. Furthermore, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables below.

The Company’s Adjusted EBITDA outlook, free cash flow and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring costs such as professional and legal fees associated with our acquisitions and enterprise resource planning (ERP) program. The Company’s management cannot estimate on a forward-looking basis without unreasonable effort the impact these income and expense items will have on its reported net income, operating cash flow and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, the Company does not provide a reconciliation to the most comparable GAAP financial measure for its Adjusted EBITDA or free cash flow outlook or its effective tax rate on operations forecast. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to the Company’s outlook.

# # #

Contact:

Heather Kos

SVP, Investor Relations

Builders FirstSource, Inc.

investorrelations@bldr.com

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended March 31,
(in thousands, except per share amounts)	2024	2023
Net sales	$3,891,352	$3,883,314
Cost of sales	2,591,498	2,511,914
Gross margin	1,299,854	1,371,400
Selling, general and administrative expenses	926,257	904,217
Income from operations	373,597	467,183
Interest expense, net	48,336	42,108
Income before income taxes	325,261	425,075
Income tax expense	66,480	91,289
Net income	$258,781	$333,786

Net income per share:
Basic	$2.12	$2.44
Diluted	$2.10	$2.41
Weighted average common shares:
Basic	121,972	137,074
Diluted	123,371	138,412

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Three Months Ended March 31,
(in thousands)	2024	2023
Cash flows from operating activities:
Net income	$258,781	$333,786
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	140,381	136,549
Deferred income taxes	(8,368)	(21,469)
Stock-based compensation expense	16,900	11,026
Other non-cash adjustments	179	1,645
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	136,636	108,561
Inventories	(126,707)	101,745
Contract assets	(7,638)	7,583
Other current assets	(7,048)	8,143
Other assets and liabilities	(16,664)	1,734
Accounts payable	143,616	139,545
Accrued liabilities	(222,715)	(174,994)
Contract liabilities	9,834	527
Net cash provided by operating activities	317,187	654,381
Cash flows from investing activities:
Cash used for acquisitions	(58,705)	(78,970)
Purchases of property, plant and equipment	(93,212)	(105,645)
Proceeds from sale of property, plant and equipment	3,567	5,755
Cash used for equity investments	(2,686)	—
Net cash used in investing activities	(151,036)	(178,860)
Cash flows from financing activities:
Borrowings under revolving credit facility	422,000	801,000
Repayments under revolving credit facility	(886,000)	(584,000)
Proceeds from long-term debt and other loans	1,000,000	—
Repayments of long-term debt and other loans	(879)	(1,048)
Payments of loan costs	(12,529)	(1,180)
Payment of acquisition-related deferred and contingent consideration	(8,900)	—
Tax withholdings on and exercises of equity awards	(31,723)	(22,538)
Repurchase of common stock	(16,801)	(603,793)
Net cash provided by (used in) financing activities	465,168	(411,559)
Net change in cash and cash equivalents	631,319	63,962
Cash and cash equivalents at beginning of period	66,156	80,445
Cash and cash equivalents at end of period	$697,475	$144,407

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except per share amounts)	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$697,475	$66,156
Accounts receivable, less allowances of $48,647 and $42,488, respectively	1,394,667	1,436,917
Other receivables	200,471	290,310
Inventories, net	1,356,907	1,228,265
Contract assets	173,315	165,677
Other current assets	120,453	113,403
Total current assets	3,943,288	3,300,728
Property, plant and equipment, net	1,836,134	1,803,824
Operating lease right-of-use assets, net	509,756	502,184
Goodwill	3,582,857	3,556,556
Intangible assets, net	1,242,381	1,298,173
Other assets, net	54,027	37,987
Total assets	$11,168,443	$10,499,452
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,024,983	$881,384
Accrued liabilities	483,942	717,528
Contract liabilities	172,517	162,659
Current portion of operating lease liabilities	97,254	98,217
Current maturities of long-term debt	2,803	3,649
Total current liabilities	1,781,499	1,863,437
Noncurrent portion of operating lease liabilities	444,599	434,081
Long-term debt, net of current maturities, discounts and issuance costs	3,701,479	3,177,411
Deferred income taxes	158,832	167,199
Other long-term liabilities	125,326	124,973
Total liabilities	6,211,735	5,767,101
Commitments and contingencies (Note 11)
Stockholders' equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 300,000 shares authorized; 122,049 and 121,857 shares issued and outstanding at March 31, 2024, and December 31, 2023, respectively	1,220	1,219
Additional paid-in capital	4,256,122	4,270,948
Retained earnings	699,366	460,184
Total stockholders' equity	4,956,708	4,732,351
Total liabilities and stockholders' equity	$11,168,443	$10,499,452

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
(in millions)	2024	2023	2024
Reconciliation to Adjusted EBITDA:
GAAP net income	$258.8	$333.8	$1,465.5
Acquisition and related expense	0.6	6.0	25.6
Technology implementation expense	9.8	10.1	81.1
Debt issuance and refinancing cost	-	-	0.7
Amortization expense	79.9	84.6	331.0
Tax-effect of adjustments to net income	(21.7)	(24.2)	(105.2)
Adjusted net income	$327.4	$410.3	$1,798.7
Weighted average diluted common shares	123.4	138.4
Diluted adjusted net income per share:	$2.65	$2.96
Reconciling items:
Depreciation expense	$60.5	$52.0	$231.1
Interest expense, net	48.3	42.1	197.6
Income tax expense	88.2	115.5	524.0
Stock compensation expense	16.9	11.0	54.4
Other management-identified adjustments (1)	(0.4)	0.8	2.7
Adjusted EBITDA	$540.9	$631.7	$2,808.5
Adjusted EBITDA margin	13.9%	16.3%	16.4%

(1) Primarily relates to severance, net gain/loss on sale of assets, and other one-time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(unaudited)

	Three Months Ended
	March 31,
(in millions, except per share amounts)	2024	2023
Net sales	$3,891.4	$3,883.3
Cost of sales	2,591.5	2,511.9
Gross margin	1,299.9	1,371.4
Gross margin %	33.4%	35.3%
SG&A as a % of sales	23.8%	23.3%
Adjusted SG&A as a % of sales (1)	19.6%	19.1%
Adjusted EBITDA	540.9	631.7
Adjusted EBITDA margin %	13.9%	16.3%
Depreciation expense	(60.5)	(52.0)
Interest expense, net of debt issuance cost and refinancing	(48.3)	(42.1)
Income tax expense	(88.2)	(115.5)
Other adjustments	(16.5)	(11.8)
Adjusted net income	$327.4	$410.3
Basic adjusted net income per share:	$2.68	$2.99
Diluted adjusted net income per share:	$2.65	$2.96
Weighted average common shares
Basic	122.0	137.1
Diluted	123.4	138.4

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three Months Ended
	March 31, 2024
(in millions)	Interest Expense	Net Debt Outstanding
2032 Unsecured notes @ 4.25%	$13.8	$1,300.0
2032 Unsecured notes @ 6.375%	11.2	700.0
2030 Unsecured notes @ 5.00%	6.9	550.0
2034 Unsecured notes @ 6.375%	5.5	1,000.0
Revolving credit facility @ 8.00% weighted average interest rate	5.3	-
Amortization of debt issuance costs, discount and premium	1.3	-
Finance leases and other finance obligations	4.7	194.6
Cash	-	(697.5)
Total	$48.7	$3,047.1

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Free Cash Flow

(unaudited)

Three Months Ended
(in millions)	March 31, 2024
Free Cash Flow
Operating activities	$317.2
Less: Capital expenditures, net of proceeds	(89.6)
Free cash flow	$227.6

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three Months Ended March 31,
	2024		2023
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$979.1	25.2%	$1,080.6	27.8%	(9.4)%
Windows, doors & millwork	$1,030.2	26.4%	$1,038.1	26.7%	(0.8)%
Value-added products	2,009.3	51.6%	2,118.7	54.5%	(5.2)%

Specialty building products & services	901.5	23.2%	892.5	23.0%	1.0%
Lumber & lumber sheet goods	980.6	25.2%	872.1	22.5%	12.4%
Total net sales	$3,891.4	100.0%	$3,883.3	100.0%	0.2%